Exhibit C

LOCK-UP AND RIGHT OF FIRST REFUSAL AGREEMENT

October 6, 2021

AFV Partners SPV-7 LLC

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”), by and among AFV Partners SPV-7 LLC, a Delaware limited liability company (“AFVP”), DD Global Holdings Limited, an exempted company organized with limited liability in the Cayman Islands (“DD-G”), and Champ Key Limited, a company organized with limited liability in the British Virgin Islands (“Champ Key,” and together with DD-G, collectively, “DD Global”), is being delivered to DD Global in connection with the transactions contemplated by that certain Stock Purchase Agreement (the “Purchase Agreement”) entered into by and between AFVP and DD-G, pursuant to which AFVP purchased the Purchased Shares from DD-G. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Purchase Agreement.

In order to induce AFVP to proceed with the transactions contemplated by the Purchase Agreement (the “Transactions”) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DD Global hereby agrees with the Company and AFVP as follows:

1. Subject to the exceptions set forth herein, DD Global agrees not to, without the prior written consent of the board of directors of the Company, (i) sell or loan, offer to sell or loan, contract or agree to sell, loan, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it on the date hereof, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it on the date hereof, or any securities convertible into or exercisable or exchangeable for Common Stock held by it on the date hereof, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) during the period from the date hereof and ending on the earlier of the (x) six-month anniversary of the date hereof and (y) date that the Company consummates a transaction or series of transactions pursuant to which the Company issues and sells equity securities in a registered public offering with the principal purpose of raising capital (the “Lock-up Period”).

2. The restrictions set forth in paragraph 1 shall not apply to

(i)	Transfers to affiliates of DD Global;

(ii)	Transfers by virtue of the laws of the state of DD Global’s organization and its organizational documents upon dissolution of DD Global;

(iii)	(a) Transfers as a bona fide gift for no consideration; (b) Transfers to any member of the immediate family of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; and (c) Transfers for bona fide estate planning purposes;

(iv)	Transfers to the extent required by any applicable United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgement, decree or other order, including any agreement with or condition imposed by a Governmental Authority or pursuant to the Defense Production Act of 1950, as amended (“Laws”) or by any Governmental Authority in order to comply with such Laws, including, but not limited to, Transfers in order to satisfy the Final CFIUS Dilution Condition under the NSA; provided that any such Transfer shall be limited to the number of Shares necessary to satisfy the Final CFIUS Dilution Condition under the NSA;

(v)	the exercise of any options or warrants to purchase Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(vi)	Transfers to AFVP or any of its affiliates pursuant to the Purchase Agreement or any other agreement entered into between AFVP or any of its affiliates, on the one hand, DD Global or any of its affiliates, on the one hand (including any agreement with respect to any such transfer);

(vii)	transactions in the event of completion of a bona fide third-party tender offer, liquidation, merger, stock exchange or other similar transaction that is made to all holders of the Company’s capital stock involving a Change of Control which results in the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property. “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity); and

(viii)	Transfers approved by Company’s board of directors, but subject to the provisions of Paragraph 3 below.

provided, however, that in the case of clauses (i) or (iii) above, these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement and reasonably acceptable to AFVP, agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. During the Lock-up Period, in the event DD Global desires to Transfer all or any portion of its Common Stock to a ready, willing and able non-affiliated third party pursuant to a bona fide offer to purchase by such party to DD Global (the “Third Party Offer”), in each such case, it shall first offer to sell such Common Stock to AFVP on the same terms as such Third Party Offer. Such offer shall be made by an irrevocable written offer (the “Offer Notice”) to sell all of the Common Stock which DD Global desires to Transfer pursuant to such Third Party Offer and shall contain a complete description of the Third Party Offer, including, without limitation, the name of the proposed transferee and the consideration specified. AFVP shall have 15 days (the “Option Period”) after receipt of the Offer Notice within which to advise DD Global whether or not it will purchase all of such Common Stock upon the terms and conditions contained in the Offer Notice. If, within the Option Period, AFVP elects to purchase all of such Common Stock, then AFVP shall close such transaction in no later than 30 days after the last day of the Option Period. If AFVP declines to purchase all of the Common Stock subject to the Offer Notice, DD Global may Transfer (subject to the approval of the board of directors of the Company) all of such Common Stock to the Person named in the Offer Notice delivered to AFVP upon the terms described in such Offer Notice. If such Transfer does not occur in accordance with the terms of such Offer Notice, any such Transfer by DD Global shall again be subject to the provisions of this paragraph 3. For purposes of this paragraph, a Third Party Offer shall include Transfers pursuant to clause (iv) of paragraph 2 other than sales in open market transactions that occur on or after January 1, 2022.

4. DD Global hereby represents and warrants that it has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of DD Global, enforceable in accordance with its terms. Upon request, DD Global will execute any additional documents necessary in connection with enforcement hereof. Any obligations of DD Global shall be binding upon its successors and assigns from and after the date hereof.

5. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on DD Global and each of its respective successors, heirs and assigns and permitted transferees.

7. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8. This Letter Agreement shall automatically terminate and DD Global will be released from all obligations hereunder on the earlier of (i) the expiration of the Lock-up Period, (ii) the termination of the Purchase Agreement or (iii) a date mutually agreed by AFVP and DD Global.

9. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when (a) delivered in person, (b) on the date thereof if sent by email or (c) three Business Days after being deposited with a reputable overnight courier.

[remainder of page intentionally left blank]

Very truly yours,

DD GLOBAL HOLDINGS LIMITED

By:	/s/ Li Pak Tam
Name:	Li Pak Tam
Title:	Director

CHAMP KEY LIMITED

By:	/s/ Li Pak Tam
Name:	Li Pak Tam
Title:	Director

Accepted and agreed to by:

AFV PARTNERS SPV-7 LLC

By:	/s/ Anthony Aquila
Name:	Anthony Aquila
Title:	Manager

[Signature Page to Letter Agreement]